INVESCO GOLD AND PRECIOUS METALS FUND                              SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING:   4/30/2010
FILE NUMBER:         811-3826
SERIES NO.:          2

74U.   1 Number of shares outstanding (000's Omitted)

         Class A                  20,732

       2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)

         Class B                   5,349
         Class C                   5,974
         Class Y                     653
         Investor Class           23,585

74V.   1 Net asset value per share (to nearest cent)

         Class A                 $  8.64

       2 Net asset value per share of a second class of open-end company shares (to nearest cent)

         Class B                 $  8.46
         Class C                 $  8.97
         Class Y                 $  8.71
         Investor Class          $  8.69